THE DRESS BARN, INC.
                               30 Dunnigan Drive
                            Suffern, New York 10901

                           NOTICE OF ANNUAL MEETING

To the Shareholders of THE DRESS BARN, INC.

     NOTICE IS HEREBY GIVEN THAT THE ANNUAL MEETING OF SHAREHOLDERS OF THE DRESS BARN, INC. (the "Company") will be held at the Holiday Inn, 3 Executive Boulevard, Suffern, New York, on Monday, December 11, 1995 at 9:00 A.M. for the following purposes:

            1.    Electing two Directors;

            2.    Approving  the adoption of The Dress Barn,
                  Inc. 1995 Stock Option Plan; and

            3. Transacting such other business as may properly come before the meeting or any adjournments thereof.

      Only shareholders of record at the close of business on November 3, 1995 will be entitled to notice of and to vote at said meeting.

      By Order of the Board of Directors.






                                          ELLIOT S. JAFFE
                                          Chairman of the Board








November 15, 1995


===============================================================================

NOTE: Whether or not you expect to attend the meeting, please complete, sign and send in your proxy promptly in the enclosed envelope. We enclose in this mailing the Notice of Annual Meeting of Shareholders, Proxy Statement, Proxy and the Annual Report of the Company for the fiscal year ended July 29, 1995.
===============================================================================

                             THE DRESS BARN, INC.
                               30 Dunnigan Drive
                            Suffern, New York 10901


                                PROXY STATEMENT

      This Proxy Statement is furnished to the shareholders of The Dress Barn, Inc. (the "Company") in connection with the solicitation by the Company's Board of Directors of proxies to be voted at the Annual Meeting of Shareholders of the Company to be held on December 11, 1995, and any adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. This Proxy Statement and the enclosed form of Proxy are first being mailed to shareholders on or about November 15, 1995. Proxies will be voted in accordance with the directions specified therein. Any proxy on which no direction is specified will be voted FOR election of the nominees for Director named herein and FOR approval of the adoption of The Dress Barn Inc. 1995 Stock Option Plan as described herein.

      The Company had outstanding 22,390,279 shares of common stock on November 3, 1995. Each share is entitled to one vote.

      The cost of this Proxy Statement and of solicitation of proxies will be borne by the Company. Any proxy may be revoked by the shareholder at any time prior to its exercise (such as by attending the meeting and voting in person or by sending a letter of revocation to the Secretary of the Company)


                             ELECTION OF DIRECTORS
                               (Proposal No. 1)


      The Certificate of Incorporation of the Company provides for a classified Board of Directors divided into three classes, each with a staggered three year term of office and each class of Directors as nearly equal in the number of Directors as possible. The current number of Directors on the Board is six. The Board of Directors has nominated Elliot S. Jaffe and Burt Steinberg, whose terms of office as a Director expire at the 1995 Annual Meeting, for election by the shareholders for a three-year term expiring at the 1998 Annual Meeting. Certain information with respect to the nominees for election as a Director is set forth below.


      Name of Nominee and Age                   Director Since
      Elliot S. Jaffe, 69.......................1966
      Burt Steinberg, 50........................1983


      ELLIOT S. JAFFE, Chairman of the Board and founder of the Company, has been Chief Executive Officer since 1966. Mr. Jaffe serves as a Director of The Zweig Fund, Inc., The Zweig Total Return Fund, Inc. and the Smith Barney Family of Funds.

      BURT STEINBERG has been in charge of the Company's merchandising activities since 1982. He has been President and Chief Operating Officer of the Company since 1989.

      It is intended that votes will be cast pursuant to proxies received for the election of Elliot S. Jaffe and Burt Steinberg for a term of three years and until their successors are duly elected and qualified.

Other Information Concerning Directors and Executive Officers


      Certain information with respect to each member of the Board of Directors whose term will continue after the 1995 Annual Meeting is set forth below:


      Name of Director and Age             Director Since   Term Expiring
      ------------------------             --------------   -------------
      Edward D. Solomon, 64....................1990             1996
      Klaus Eppler, 65.........................1993             1996
      Roslyn S. Jaffe, 66......................1966             1997
      Donald Jonas, 66.........................1966             1997


      EDWARD D. SOLOMON is President of Edward D. Solomon & Co., which provides consulting services primarily to the retailing industry. From 1989 until 1993 he was Chief Executive Officer of Shoe-Town, Inc.

      KLAUS EPPLER has, since 1965, been a partner in the law firm of Proskauer Rose Goetz & Mendelsohn LLP, General Counsel for the Company. He is also a director of Bed Bath & Beyond Inc. and of Inovision Corporation.

      ROSLYN S. JAFFE has been the Company's Secretary since 1966 and Treasurer since 1983. Roslyn S. Jaffe is the wife of Elliot S. Jaffe.

      DONALD JONAS has been, for the past eight years, Chairman of the Board and a Director of Lechters, Inc., a retailer of houseware products. Until 1993, Mr. Jonas was also Chief Executive Officer of Lechters, Inc.


Certain information with respect to the senior executive officers of the Company is set forth below:


      ARMAND CORREIA, age 49, joined the Company in 1991 as Senior Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Correia was Senior Vice President and Chief Financial Officer for both Hit or Miss, Inc. and Chadwick's of Boston, Ltd., Inc., the catalog division of TJX Companies, Inc., as well as a Vice President of TJX Companies, Inc. for more than five years.

      ERIC HAWN, age 45, joined the Company in 1986 and has been a Senior Vice President since 1989.

      DAVID JAFFE, age 36, has been Senior Vice President of the Company since February 1995. He joined the Company in February, 1992 as Vice President of Business Development. Prior to joining the Company, Mr. Jaffe was a General Partner of Chemical Venture Partners. Mr. Jaffe is the son of Elliot S. and Roslyn S. Jaffe.

      All officers of the Company hold their offices at the pleasure of the Board of Directors.

Committees and Meetings of the Board of Directors

      The Company has a standing Audit and a Compensation and Stock Option Committee of the Board of Directors. Donald Jonas and Edward D. Solomon are currently the members of each of these Committees. The Company does not have a nominating committee. The responsibilities of the Audit Committee include reviewing with the Company's independent auditors the scope and results of the auditing engagements. The Compensation and Stock Option Committee reviews and determines the Company's policies and programs with respect to compensation of executive officers and administers the Company's stock option plans.

      The Company's Board of Directors held three meetings, the Audit Committee held two meetings and the Compensation and Stock Option Committee held one meeting during the fiscal year ended July 29, 1995 ("fiscal 1995"). In addition, various actions were taken by the Board of Directors and these Committees without a meeting.


Compensation of Directors

      The Company pays its Directors, who were not also officers of the Company, a director's fee of $10,000 per year for services rendered as Director. Directors who are officers of the Company do not receive additional compensation for their services as Directors.


                   PROPOSAL TO APPROVE THE DRESS BARN INC.
                            1995 STOCK OPTION PLAN
                               (Proposal No. 2)

      On September 27, 1995, the Board of Directors adopted, subject to shareholder approval, the 1995 Stock Option Plan (the "1995 Plan"), which provides that options to acquire shares of the Company's common stock ("stock") may be granted to key employees of the Company or a subsidiary and to persons who are not employees of the Company but whose efforts are expected to be of substantial benefit to the Company ("eligible participants"). The purpose of the 1995 Plan is to attract and retain eligible participants of outstanding competence and to encourage their best efforts on behalf of the Company. The Board of Directors believes that stock options provide performance incentives to eligible participants to the benefit of the Company and its shareholders, and recommends approval of the 1995 Plan by shareholders.

      An option granted under the 1995 Plan may be an incentive stock option ("ISO") or may be a non-qualified stock option ("Non-ISO"), as determined at the time of grant. The principal reason for adopting the 1995 Plan was to preserve the Company's ability to make Non-ISO grants, because only 115,418 shares are available for future Non-ISO grants under the Company's existing stock option plans. In certain circumstances, the grant of Non-ISOs, as opposed to ISOs, can result in federal income tax advantages to the Company, as described below. The 1995 Plan is intended to supplement the Company's existing stock option plans, under which 1,020,698 shares are available for future ISO grants.

      The 1995 Plan is designed to meet the requirements of Section 162(m) of the Internal Revenue Code in order to preserve the Company's ability to take compensation expense deductions in connection with the exercise of options granted under the 1995 Plan in certain circumstances. Under Section 162(m) of the Internal Revenue Code, a publicly held corporation is not permitted to take a federal income tax deduction for compensation recognized by certain executive officers in any year in excess of $1,000,000 unless such compensation meets the shareholder approval and other requirements of Section 162(m).

      The following summary describes the principal provisions of the 1995 Plan. The summary does not purport to be complete and is qualified in its entirety by the full text of the 1995 Plan set forth in Exhibit A thereto.

      The 1995 Plan, like the Company's existing stock option plans, is administered by the Compensation and Stock Option Committee (the "Committee"), which is comprised of not less than two individuals appointed by the Board of Directors who are not eligible to receive options under the 1995 Plan. The current members of the Committee are Donald Jonas and Edward D. Solomon. The Committee may make such rules and regulations and establish such procedures for the administration of the 1995 Plan as it deems advisable.

      The total number of shares which may be issued upon exercise of options under the 1995 Plan shall not exceed 2,000,000 shares. In general, if options are canceled for any reason, or expire or terminate unexpired, the shares covered by such options again become available for grant. Such number of shares is subject to adjustment by the Committee in the event of a recapitalization, stock split, stock dividend or similar corporate transaction. Such shares may be either authorized and unissued shares or shares held in treasury.

      The Committee may grant options under the 1995 Plan to eligible participants. The Company estimates that there are currently up to 1,000 employees who are eligible participants. The Committee has the discretion, in accordance with the provisions of the 1995 Plan, to determine to whom an option is granted, the number of shares of stock optioned (subject to a maximum of 150,000 option shares that may be granted in any year to any employee, with any unused portion of the limitation available to be carried forward) and the terms of the option.

      Generally, the exercise price shall be the fair market value of the stock on the date of the grant of the option, although the exercise price of Non-ISO's may be less than fair market value, but in no event will the exercise price be less than the par value per share. The 1995 Plan provides that optionees may pay the exercise price in cash, the Company's stock or any combination thereof.

      An option granted under the 1995 Plan may not be exercised later than the date specified by the Committee, which shall be a maximum of ten years from the date of the grant (five years in the case of an ISO granted to any key employee that owns 10% or more of the stock). An option may be exercised only during the optionee's employment or within one month after termination of employment, provided, however, if employment terminates as a result of (a) death or total and permanent disability or (b) retirement at age 60 or 65 (depending on the level of seniority), then such one-month period is extended to six months and three months, respectively.

      No option may be granted under the 1995 Plan after September 26, 2005 (the "Termination Date"). Options granted prior to the Termination Date, however, may extend beyond such date and the provisions of the 1995 Plan will continue to apply thereto. The Board of Directors of the Company may from time to time alter, amend, suspend or discontinue the 1995 Plan, except that the rights of an optionee with respect to an option granted prior to such amendment may not be materially impaired without consent, and that no amendment may be made which increases the aggregate number of shares that may be issued under the 1995 Plan.

      Under current federal income tax laws, the grant of an ISO generally has no income tax consequences for the optionee or the Company. No taxable income results to the optionee upon the grant or exercise of an ISO. However, the amount by which the fair market value of the stock acquired pursuant to the ISO exceeds the exercise price is an adjustment item for purposes of Alternative Minimum Tax. If no disposition of the shares is made within either two years from the date the ISO was granted or one year from the date of exercise of the ISO, any gain or loss realized upon disposition of the shares will be treated as a long-term capital gain or loss to the optionee. The Company will not be entitled to a tax deduction upon such exercise of an ISO, nor upon a subsequent disposition of the shares unless such disposition occurs prior to the expiration of the holding period described above. In general, if the optionee does not satisfy the foregoing holding periods, the gain is equal to the difference between the exercise price and the fair market value of the stock at exercise (or, if a lesser amount, the amount realized on disposition over the exercise price) will constitute ordinary income. In the event of such a disposition before the expiration of the holding period described above, the Company is entitled to a deduction at that time equal to the amount of ordinary income recognized by the optionee. Any gain in excess of the amount recognized by the optionee as ordinary income would be taxed to the optionee as short-term or long-term capital gain (depending on the applicable holding period).

      In addition: (i) officers and directors of the Company subject to Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act") may be subject to special rules regarding the income tax consequences concerning their ISOs;
(ii) any entitlement to a tax deduction on the part of the Company is subject to the applicable federal tax rules; and (iii) in the event that the exercisability of an option is accelerated because of a change in control, payments relating to the options, either alone or together with certain other payments, may constitute parachute payments under Internal Revenue Code Section 280G, which may be subject to excise tax.

      An optionee will realize no taxable income upon the grant of a Non-ISO and the Company will not receive a deduction at the time of such grant unless the option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a Non-ISO an optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. Upon a subsequent sale of the stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss depending upon his or her holding period for the stock. The Company will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

      In  addition:  (i) any officers  and  directors of the Company  subject to
Section 16(b) of the Exchange Act may be subject to special tax rules regarding the income tax consequences concerning their Non-ISO's; (ii) any entitlement to a tax deduction on the part of the Company is subject to the applicable tax rules; and (iii) in the event that the exercisability of an option is accelerated because of a change in control, payments relating to the options, either alone or together with certain other payments, may constitute parachute payments under Internal Revenue Code Section 280G, which may be subject to excise tax.

      On October 31, 1995, the last reported sale price of the common stock of the Company was $9.75 per share.

      The  Board  of  Directors  recommends  a  vote  FOR  this  proposal.   The
affirmative vote of the holders of a majority of the issued and outstanding shares of common stock is required to approve the proposal.



                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT


      The table on the following page sets forth information regarding ownership of the common stock of the Company as of November 1, 1995 for any person who is known to be the beneficial owner of more than 5% of the Company's common stock, by each of the Company's directors, nominees, or executive officers named in the Summary Compensation Table and by all directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

                                         Number of     Percentage
Name of Beneficial Owner                  Shares        of Class

Elliot S. Jaffe (1)................... 6,560,476         28.74%
Roslyn S. Jaffe (2)......................685,124          3.00%
Burt Steinberg (3).......................473,615          2.07%
Eric Hawn (4).............................88,704           .39%
Armand Correia (5)........................46,555           .20%
David Jaffe (6)...........................24,500           .11%
Edward D. Solomon..........................1,000          ---
Klaus Eppler.................................300          ---
Donald Jonas.................................100          ---
All Directors and Executive Officers as a group
 (consisting of 9 persons) (7).........7,436,064         32.57%




(1) Includes 173,336 shares (0.76%) owned directly by Elliot S. Jaffe, 444,310 shares (1.95%) owned by The Jaffe Family Foundation, a New York not-for-profit corporation (the "Foundation"), 5,855,330 shares (25.70%) owned by the Jaffe Family Limited Partnership, a Connecticut limited partnership (the "Partnership") and 87,500 shares covered by options that are exercisable within 60 days of November 1, 1995. Elliot S. Jaffe and Roslyn S. Jaffe share voting and investment power with respect to the shares owned by the Foundation and under the rules of the Securities and Exchange Commission (the "SEC") are deemed to be the beneficial owners of such shares. Both Elliot S. Jaffe and Roslyn S. Jaffe disclaim beneficial ownership of the shares owned by the Foundation. Elliot S. Jaffe has voting and investment power with respect to the shares owned by the Partnership and under the rules of the SEC is deemed to be the beneficial owner of such shares. His business address is 30 Dunnigan Drive, Suffern, New York 10901.
(2) Includes 240,814 shares (1.06%) owned directly by Roslyn S. Jaffe and 444,310 shares (1.95%) owned by the Foundation. See Footnote
      (1) above.
(3) Includes 214,490 shares (.94%) owned directly by Mr. Steinberg and 259,125 shares covered by options that are exercisable within 60 days of November 1, 1995.
(4) Includes 15,000 shares (.07%) owned directly by Mr. Hawn and 73,704 shares covered by options that are exercisable within 60 days of November 1, 1995.
(5) Includes 36,555 shares (.16%) owned directly by Mr. Correia, and 10,000 shares covered by options that are exercisable within 60 days of November 1, 1995.
(6) Includes 10,000 shares (.04%) owned directly by Mr. Jaffe, and 14,500 shares covered by options that are exercisable within 60 days of November 1, 1995.
(7) Includes shares owned by the Partnership and the Foundation as well as 444,829 shares covered by options that are exercisable within 60 days of November 1, 1995 held by the executive officers.


      The Company believes that Elliot S. Jaffe is, and Roslyn S. Jaffe may be deemed to be, a "parent" of the Company within the meaning of the rules under the Securities Act of 1933, as amended, by virtue of their respective beneficial ownership of common stock and their positions with the Company.

                          SUMMARY COMPENSATION TABLE


      The following table sets forth certain information regarding the compensation earned by the Chief Executive Officer and the four other highest-paid executive officers of the Company for services rendered in fiscal 1995, 1994 and 1993.

                                                         Long-Term
                                                       Compensation
                                                           Awards
                            Annual Compensation         Stock Options
Name and Principal                                                  All Other
Position        Year   Salary ($)  Bonus ($) Other ($)   (#)      Compensation
------------------------------------------------------------------------------
                                                                (Profit Sharing)

Elliot S. Jaffe...1995  421,000(1) 100,000      -----   25,000      $   2,250
Chairman of the   1994  400,000    100,000      -----   50,000          -----
Board and Chief   1993  400,000    200,000      -----    -----          -----
Executive Officer

Burt Steinberg... 1995  300,000     -----        -----   -----          2,250
President and     1994  350,000     -----    159,375(2) 200,000         -----
Chief Operating   1993  250,000     -----        -----   -----          -----
Officer

Eric Hawn........ 1995  179,620    59,832(3)     -----    5,000         2,250
Senior Vice       1994  169,620(1) 62,454(3)     -----   10,000         -----
President         1993  160,000    64,640(3)     -----    -----         -----

Armand Correia. . 1995  160,186(1) 15,000(3)     -----   31,277         2,250
Senior Vice       1994  150,000    15,000(3)     -----   20,000         -----
President and     1993  150,000      -----       -----    -----         -----
Chief Financial Officer

David Jaffe...... 1995  139,092(1)   -----       -----    5,000         2,086
Senior Vice President

(1) Salaries for all the Company's employees who do not reside in New York and who worked at the Company's former headquarters in Stamford, Connecticut were increased in the fiscal year they began work at the Company's new headquarters in Suffern, New York in an amount intended to compensate such employees for the marginal increase in their state taxes as a result of the Company's relocation to New York.
(2) Represents fair market value of shares issued in stock grant in August 1993.
(3) Bonus   represents  Loan  and  Interest   Forgiveness  (see  "Interest  of
    Management and Others in Certain Transactions").


Employment Agreements

      Burt Steinberg and Armand Correia are employed by the Company pursuant to agreements, which in the case of Mr. Steinberg, terminates August 1, 1996, and in the case of Mr. Correia, terminates May 20, 1996. Both agreements are subject to automatic renewal periods, unless terminated.

                  AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                         AND FISCAL YEAR-END OPTION VALUES


                Shares
               Acquired           Number of Unexercised  Value of Unexercised
                  on      Value         Options              In the Money
               Exercise Realized    at July 29, 1995          Options(1)
    Name          (#)     ($)Exercisable Unexercisable Exercisable Unexercisable

Elliot S. Jaffe.. ---     ---   72,500      65,000     $464,844 $    42,188
Burt Steinberg... ---     ---  245,300     173,825      787,686     196,921
Eric Hawn........ ---     ---   56,963      26,741      279,076      78,206
Armand Correia... ---     ---    4,000      89,382        ---        52,780
David Jaffe...... ---     ---   11,000      21,500       26,798      30,521





(1)Represents the difference between the closing market price of the Company's common stock at July 29, 1995 ($10.4375 per share) and the exercise price per share of in-the-money options multiplied by the number of shares underlying the in-the-money options.




                    OPTION GRANTS IN THE LAST FISCAL YEAR


                                  % of                     Potential Realizable
                                  Total                          Value at
                                 Options                      Assumed Annual
                       Number  Granted To                  Rates of Stock Price
                         of     Employees                      Appreciation
                       Options     in     Exercise                   for
                       Granted   Fiscal    Price   Expiration   Option Term
     Name                (#)       Year  ($/share)    Date       5%      10%
--------------       ------------------------------------------------  -----

Elliot S. Jaffe(1)..   25,000     6.16%   $ 8.75  8/1/2004  $135,571 $348,631
Eric Hawn(1)........    5,000     1.23%     8.75  8/1/2004    27,514   69,726
Armand Correia(1)...   10,000     2.46%     8.75  8/1/2004    55,028  139,452
Armand Correia(2)...   21,277     5.24%     8.75  8/1/2004   117,084  296,713
David Jaffe(1)......    7,500     1.85%     8.75  8/1/2004    41,271  104,589





(1) Options vest 20% per year over a five year period beginning August 1, 1995.
(2) Options vest 20% per year over a five year period beginning June 17, 1996.

Compensation Committee's Report on Executive Compensation

     In setting compensation levels for executive officers, the Compensation and Stock Option Committee of the Board of Directors (the "Committee") continues to be guided by the following considerations:

- compensation levels should be competitive with compensation generally being paid to executives in other profitable and growing specialty retail companies of a similar size;

- each individual executive officer's compensation should, to the extent possible, reflect the performance of the Company as a whole, the performance of the officer's business unit, and the performance of the individual executive; and

- a significant portion of the executive officer's compensation should be awarded in the form of stock options to closely link shareholder and executive interests and to encourage stock ownership by executive officers;

-     executive    compensation   should   reflect   the   Company's   unique,
      entrepreneurial and cost-conscious orientation.

      The Committee seeks to maintain base salaries of executive officers at the levels generally competitive with the specialty retail industry.

      The Committee reviewed the Company's compensation programs for executive officers following the close of the 1995 fiscal year. The Committee recommended to the Board the adoption of the 1995 Stock Option Plan described elsewhere in this Proxy Statement. In this connection the Committee determined that the Plan be designed to meet the requirements of Section 162(m) of the Internal Revenue Code to preserve the Company's ability to take compensation expense deductions in connection with the exercise of options under the Plan. The Committee also adopted a Management Incentive Plan under which officers of the Company, from Assistant Vice Presidents up through and including the Chairman and Chief Executive Officer, would be entitled to bonuses up to prescribed percentages of their base salaries pursuant to a formula which involves the achievement of selected Company financial goals and individual goals involving the performance of the officer's business unit and the individual performance of the officer. Such bonuses, if any, are to be paid following the close of the 1996 fiscal year. The Committee also considered the grant of additional stock options to certain executives, including certain senior executive officers, and made certain changes in a number of executive benefits generally, including vacation and other benefits and the adoption of a 401(k) Plan.

     The Committee also made the following determinations in view of the increase in the Company's net income from fiscal 1994 despite the difficult retail climate: The Committee determined that Elliot S. Jaffe's base salary for fiscal 1996 should be increased from $421,000 to $521,000. The Committee also determined that Mr. Jaffe's bonus for fiscal 1995 be retained at $100,000, the same amount awarded for fiscal 1994. The Committee anticipates that Mr. Jaffe's bonus for 1996 would be determined under the Management Incentive Plan. Finally, the Committee determined that Burt Steinberg's base salary for fiscal 1996 be increased from $300,000 to $350,000.

               The Compensation and Stock Option Committee


                                Mr. Donald Jonas
                              Mr. Edward D. Solomon

Performance Graph



      The following graph illustrates, for the period from July 26, 1990 (the Base Year) through July 29, 1995, the cumulative total shareholder return of $100 invested in 1) The Company's common stock, 2) The S&P Composite- 500 Stock Index and 3) S&P Specialty Apparel Retailers Index, assuming that all dividends were reinvested.





       COMPARISON OF CUMULATIVE TOTAL RETURN For the period from
              July 26, 1990 through July 29, 1995




[GRAPHIC OMITTED]

                            INTEREST OF MANAGEMENT AND
                          OTHERS IN CERTAIN TRANSACTIONS



      The Company leases six of its store locations from Elliot S. Jaffe, Chief Executive Officer, or members of his family or related trusts. The following table describes the terms of these leases:


                                                             Minimum
                                                              Annual
                                                            Rent Per
Store                                  Renewal   Square      Square
Location          Expiration           Options    Feet        Foot
--------          ----------           -------   ------      -----
Branford, CT....Sept.30, 1997  Until Sept.2012   5,000     $  3.00
Norwalk, CT ....June 30, 1997  Until June 2007   5,200      $22.00
Branford,CT DBW June 30, 1997  Until June 2007   4,100      $11.50
Wilton, CT......July 31, 1997             None   7,100      $12.00
Mt. Kisco, NY.. July 31, 2006  Until July 2011   4,500      $10.00
Danbury, CT.....Sept.30, 2010             None   8,000      $ 3.25


      Such store rentals approximate the range of minimum rentals paid by the Company on its other store leases. The store leases also contain provisions for payment of a percentage of sales as additional rent when sales reach specified levels. The effective rent (total rent as a percentage of sales with respect to particular stores) for such stores is approximately seven percent. The Company believes that the leases with such affiliated parties are on terms which are comparable to terms the Company could obtain in arms-length negotiations with unrelated third parties for store locations in similar geographic areas, having such generally high sales volumes. In fiscal 1995, the Company expanded the area of the Danbury, Connecticut, lease from 4,000 to 8,000 square feet, which will result in a $13,000 increase in minimum annual rent and a potential increase in percentage rent. During fiscal 1995, the Company paid a total of $430,000 in rent under leases with the affiliated parties.


      As part of their respective compensation packages, the Company issued 49,380 shares of the Company's common stock in 1987 (with transfer and sale restrictions that have expired) and 42,555 shares of the Company's common stock in 1991 (with transfer and sale restrictions that terminate in installments over a five year period ending June 17, 1996), to Eric Hawn and Armand Correia, respectively. For a limited period from June 17, 1996, Mr. Correia has the right to sell back to the Company at $11.75 per share the 8,511 shares with respect to which the transfer and sale restrictions terminate on June 17, 1996. The Company has also agreed to advance to such individuals amounts equal to the tax liabilities resulting from the release of the transfer and sale restrictions on these shares. The Company has advanced $267,109 to Mr. Hawn and has to date advanced $147,000 to Mr. Correia (of which $117,000 currently remains outstanding) under these agreements. Mr. Hawn and Mr. Correia are obligated to repay these advances. The Company has paid and will continue to pay Mr. Hawn and Mr. Correia bonuses on an annual basis in amounts equal to the interest and principal payments on the above-described advances; provided that, in the case of Mr. Correia, he is in the employ of the Company on the date of such bonus payments. During fiscal 1995, the Company paid Mr. Hawn and Mr. Correia bonuses of $59,832 and $15,000, respectively, covering principal and interest on the above advances through December 31, 1994.

                         RECEIPT OF SHAREHOLDER PROPOSALS


      Any proposals of shareholders that are intended to be presented at the Company's 1996 Annual Meeting of Shareholders, which is expected to be held in December 1996, must be received at the Company's principal executive offices no later than July 18, 1996, and must comply with all other applicable legal requirements in order to be included in the Company's proxy statement and form of proxy for that meeting.


                                   OTHER MATTERS


      Management knows of no other business that will be presented for consideration at the Annual Meeting other than as is stated in the Notice of Meeting. If any other business should come before the meeting, it is intended that the proxies named in the enclosed form of proxy will have discretionary authority to vote all such proxies in the manner they shall decide.

      Solicitation may be made by mail, personal interviews, telephone and telegraph by regularly engaged officers and employees of the Company.

      Insofar as the information contained in this Proxy Statement rests peculiarly within the knowledge of persons other than the Company, the Company has relied upon information furnished by such persons.

      It is anticipated that Deloitte & Touche LLP will act as auditors with respect to the financial statements of the Company for the current fiscal year. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting. Such representative will be given the opportunity to address the meeting and will also be available to respond to questions.

      The Annual Report of the Company, including financial statements, for fiscal 1995 is included with this Proxy Statement.

                                   EXHIBIT A

                             THE DRESS BARN, INC.
                            1995 STOCK OPTION PLAN

                        (Effective September 27, 1995)

      1.....Purpose.  The purpose of this Stock  Option Plan (the  "Plan") is to further the best interests of The Dress Barn, Inc., a Connecticut corporation (the "Corporation"), and its subsidiaries ("Subsidiaries", as such term is defined in Section 424 of Internal Revenue Code of 1986, as amended (the "Code")), from time to time, by encouraging its key employees and persons who are not employees of the Corporation but whose efforts are expected to be of substantial benefit to the Corporation, as is more fully set forth in Section 5 of this Plan, to continue association with the Corporation, and by providing additional incentive for outstanding performance through offering an opportunity to acquire a proprietary stake in the Corporation and its future growth. The Corporation believes that this goal may best be achieved by granting stock options to such persons.

      The stock options to be granted pursuant to this Plan (hereinafter called "Options") may be Incentive Stock Options ("ISOs") as provided for in Section 422 of the Code, or may be Non-Incentive Stock Options ("Non-ISOs"). All Options which are intended to qualify as ISOs shall be clearly identified in writing as such. The terms and conditions of ISOs shall comply with the provisions of this Plan which have been inserted herein to reflect the requirements of the aforementioned Section 422 of the Code. All ISOs granted pursuant to this Plan, as well as the provisions of this Plan pertaining to ISOs, shall be construed and interpreted in a manner consistent with the requirements of the aforementioned Section 422 of the Code and the regulations thereunder, and any provisions of this Plan that would be in conflict with the requirements of
Section 422 shall be inapplicable to such Options. The Non-ISOs will not be subject to such conditions and limitations and may be granted in amounts that may be in excess of or less than the permissible annual amounts of ISOs as set forth in Section 6(a) hereof. All Non-ISOs shall be clearly identified in writing as Non-ISOs.

      2.....Option  Shares. (a) The shares of the Corporation's  stock which may be made subject to Options granted pursuant to this Plan shall be no more than a total of 2,000,000 shares of the authorized but unissued common stock, par value $.05 per share, of the Corporation, or shares of common stock held in the treasury (hereinafter called "Common Stock"). If any outstanding Options granted pursuant to this Plan expire, lapse or terminate for any reason other than the exercise thereof, the shares of Common Stock subject to the unexercised portion of such Options may again be made subject to Options granted pursuant to this Plan. Until termination of the Plan, the Corporation shall at all times reserve a sufficient number of shares of Common Stock to meet the requirements of the Plan. Any shares of Common Stock not subject to Options at the termination of this Plan shall cease to be reserved for the purposes of the Plan.

      ......(b) The maximum number of shares of Common Stock that may be granted under this Plan during each calendar year to any Employee (as defined herein) shall not exceed 150,000 (the "Cap") (subject to any adjustment in accordance with Section 14 hereof); provided, however, that if the Corporation grants to an Employee during any calendar year Options to purchase a number of shares of Common Stock that is less than the Cap, or does not grant any Options during any calendar year to an Employee, then the amount of such shortfall shall be carried forward and added to the Cap in subsequent years with respect to such Employee until it is eliminated.

      3.....Effective  Date of Plan.  This Plan has been adopted by the Board of
Directors of the Corporation (the "Board of Directors") and shall take effect immediately upon the date hereof, subject to approval by the Corporation's shareholders.

      4.....Administration  of the Plan.  The Plan  shall be  administered  by a committee of two or more individuals (the "Committee"), which shall be appointed by the Board of Directors. All members of the Committee shall be "disinterested persons" within the meaning of Rule 16(b)-3 under the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of any applicable regulation under the Code. No member of the Committee shall, while a member, be eligible to participate in this Plan. The Committee may from time to time interpret this Plan, adopt, amend and rescind such rules and regulations for carrying out this Plan, and take such other action in the administration of this Plan, not inconsistent with the provisions hereof, as the Committee shall deem advisable. Any determination, interpretation or decision of the Committee under this Plan may be made by a writing signed by its members, without a notice or meeting of the Committee. All decisions and determinations in respect of and all interpretations of the provisions of the Plan shall be made solely by the Committee, which decisions, determinations and interpretations shall be conclusive and binding on the Corporation and all other persons or entities. No member of the Committee shall be liable for any action, decision, determination or interpretation made in good faith with respect to the Plan or any Options granted under it.

      5.....Eligibility.  The  persons  eligible to  participate  in the Plan as recipients of Options shall include the employees of the Corporation or of any of its Subsidiaries who hold executive or other positions in the management of the affairs of the Corporation and of its Subsidiaries ("Employees"), and persons who are not employees of the Corporation, but whose efforts are expected to be of substantial benefit to the Corporation (together with Employees, "Eligible Persons").

      6.....Grant of Options.  (a) The Corporation,  by action of the Committee, subject to the provisions of this Plan, may, from time to time, grant Options to purchase shares of Common Stock to such Eligible Persons and for such number of shares of Common Stock as may be selected by the Committee; provided, however, that only Employees shall be eligible to receive ISOs. Each grant of an Option pursuant to this Plan shall be made in writing and upon such terms and conditions as may be determined by the Committee at the time of grant, subject to the provisions and limitations set forth in this Plan. The grant of such Option shall be evidenced by written notice executed by such person(s) as have been authorized by the Committee. The aggregate fair market value (determined as of the time an Option is granted) of the Common Stock for which any Employee is granted ISOs that are first exercisable by such Employee at any time in any calendar year under all plans of the Corporation and its Subsidiaries shall not exceed $100,000.

      ......(b)  No  Option  shall be  granted  hereunder  on or after the tenth anniversary of the date on which the Plan is adopted by the Board of Directors, but Options previously granted may extend beyond that date.

      7.....Option  Price. (a) The purchase price for each share of Common Stock issued upon exercise of an Option granted pursuant to this Plan (hereinafter called the "Option Price") shall be determined by the Committee; provided, however, that in the case of grants of ISOs, the Option Price shall in no event be less than 100% (110% for ISOs granted to a greater than ten-percent holder) of the Fair Market Value (as hereinafter defined) of a share of Common Stock on the date the ISO is granted. A "greater than ten-percent holder" shall mean any Employee who at the time of grant owns directly, or is deemed to own by reason of the attribution rules set forth in Section 424(d) of the Code, stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation or any Subsidiary.

      ......(b) The Fair Market Value of a share of Common Stock shall equal the mean between the high and low sales prices of the Common Stock quoted through the National Association of Securities Dealers, Inc. Automated Quotations System on the day of determination or, in the absence of reported sales on such day, the mean between the reported bid and asked prices through such market system on such day; provided, however, that if the Committee determines that such mean does not properly reflect the fair market value of the Common Stock, the Fair Market Value shall be determined by the Committee using such method as it deems reasonable and consistent with the applicable requirements of the Code and the regulations issued thereunder that are applicable to incentive options.

      8.....Duration  of  Options.  The  period for which  each  Option  granted hereunder shall be effective shall commence upon the date of the grant of the Option and shall continue until the date that is determined by the Committee, not to exceed ten (10) years (five (5) years in the case of an ISO granted to a greater than ten-percent holder) from the date of grant (the "Option Period"). In addition to and in limitation of the above, the Option Period of any Option granted pursuant to this Plan shall terminate upon the earliest of the following dates:

      ......(a)  One (1) month  after the date upon  which the  Eligible  Person holding such Option (hereinafter called the "Optionee") ceases to be an employee of, a consultant to or otherwise associated with, the Corporation and its Subsidiaries, unless such cessation occurs in a manner described in subsections
(b), (c) or (d) below.

      ......(b) Three (3) months after an option who is an Employee ceases to be an employee by reason of "Retirement", which term shall mean the Optionee's termination of employment with the Corporation or any of its subsidiaries at or after (I) age 65 if the Optionee has been employed by the Corporation or any of its Subsidiaries for at least one year or (ii) age 60 if the Optionee has been employed by the Corporation or any of its Subsidiaries for at least three years.

      ......(c)  Six (6) months after the death or permanent  disability  of the
Optionee if the Optionee dies or becomes permanently disabled while being an Employee or a consultant to or otherwise associated with the Corporation or any of its Subsidiaries. (For purposes of this Plan, "permanent disability" shall mean the failure or inability of any Optionee to perform substantially the usual duties and obligations of such individual on behalf of the Corporation or its Subsidiaries for 180 days during any 270 day period because of any mental or physical incapacity, as determined by the Committee).

      ......(d)  At the time the employee or other  association  of the Optionee with the Corporation or its Subsidiaries is terminated by the Corporation for cause. (For purposes of this Plan, "cause" shall mean any of the following: (i) willful malfeasance, willful misconduct or gross negligence by the Optionee in connection with his or her duties, (ii) continuing refusal by an Optionee to perform his or her duties under any lawful direction of his or her supervisor or the Board of Directors of the Corporation after notice of any such refusal to perform such duties or direction was given to such Optionee, (iii) any willful and material breach of fiduciary duty owing to the Corporation or its Subsidiaries by the Optionee, (iv) the conviction of the Optionee for commission of a felony or any other crime resulting in pecuniary loss to the Corporation or its subsidiaries (such as theft, embezzlement or fraud) or involving moral turpitude, or (v) habitual drunkenness or narcotics addiction.)

      Nothing contained herein shall limit whatever right the Corporation or any of its Subsidiaries might otherwise have to terminate the employment of any Employee, or any contractual arrangement with any Optionee, and neither this Plan nor any Option granted hereunder shall confer on an Optionee any right to continue in the employ of the Corporation or to continue any contract or association with the Corporation.

      Successive Options may be granted to the same Eligible Person whether or not the Option or Options first granted to such Eligible Person remain unexercised, subject to the limitations set forth in Section 6(a) above.

      9.....Non-Transferability.  No Option granted pursuant to this Plan may be transferred by the Optionee except by will or the laws of descent or distribution, and, further, during the lifetime of the Optionee, the Option may be exercised only by such Optionee.

      10....Termination of the Plan. This Plan shall terminate upon the close of business on September 26, 2005 unless it shall have sooner terminated by there having been granted and fully exercised Options covering the entire 2,000,000 shares of Common Stock subject to this Plan.

      11. ..Excercisability of Options. Subject to Section 8 hereof, the Committee shall determine, at the time of each grant, the date or dates when the Options granted to any Eligible Person pursuant to this Plan shall become exercisable. Notwithstanding anything to the contrary contained in the Plan, all Options shall forthwith become immediately exercisable in full upon the consummation of a sale of all or substantially all of the assets or capital stock of the Corporation that has not been approved by the Board of Directors
(whether by means of stock sale, asset sale, merger, consolidation or otherwise); provided, however, that, to the extent the Fair Market Value (determined as of the time an Option is granted) of ISOs granted to any Employee hereunder that would become exercisable pursuant to the provisions of this
Section 11 exceeds $100,000, then only such number of ISOs as shall have a Fair Market Value of $100,000 or less shall become immediately exercisable and the balance shall be carried forward and become exercisable, in whole or in part, in the next calendar year, but only to the extent that the Fair Market Value of ISOs granted to such Employee by the Corporation and its Subsidiaries that become exercisable during such calendar year does not exceed $100,000, and the excess shall be similarly carried forward to future calendar years; provided, however, that the Committee shall have the discretion to convert the excess amount of such ISOs to non-ISOs in lieu of carrying forward such excess amounts.

      12....Procedure for Exercise and Payment for Shares. Exercise of an Option
shall be made by the giving of written notice to the Corporation by the Optionee. Such written notice shall be deemed sufficient for this purpose only if delivered to the Corporation at its principal office and only if such written notice states the number of shares with respect to which the Option is being exercised and, further, states the date, not more than ninety (90) days after the date of such notice, upon which the shares of Common Stock shall be purchased and payment therefor shall be made. Payment for shares of Common Stock purchased pursuant to exercise of an Option shall be made at the principal offices of the Corporation. Upon the exercise of any Option in compliance with the provisions of this Section 12 and upon receipt by the Corporation of the payment for the Common Stock so purchased, together with the payment of the amount of any taxes required to be collected or withheld as a result of the exercise of this Option, the Corporation shall deliver or cause to be delivered to the Optionee so exercising an Option a certificate or certificates for the number of shares of Common Stock with respect to which the Option is so exercised and payment is so made. The shares of Common Stock shall be registered in the name of the exercising Optionee, provided that, in no event shall any shares of Common Stock of the Corporation be issued pursuant to exercise of an Option until full payment therefor shall have been made as provided under this Plan. Payment for shares of Common Stock issued pursuant to exercise of an Option may be made, at the election of the Optionee: (i) in cash or by check satisfactory to the Committee, (ii) through the delivery to the Corporation of shares of Common Stock owned by the Optionee (and for which the Optionee has good title free and clear of any liens and encumbrances) or by reduction in the number of shares of Common Stock issuable upon such exercise, based in each case, on the Fair Market Value of the Common Stock on the date of payment, or
(iii) any combination of the foregoing. The Optionee may elect to satisfy any taxes required to be collected or withheld as a result of the exercise of an Option by reducing the number of shares of Common Stock issuable upon such exercise, based on the Fair Market Value of the Common Stock on the date of payment. For purposes of this paragraph, the date of issuance shall be the date upon which payment in full has been received by (or tendered to) the Corporation as provided herein.

      13....Requirements  of Law and of  Certain  Agreements.  If any law or any
regulation of any commission or agency of competent jurisdiction shall require the Corporation or the exercising Optionee to take any action with respect to the shares of Common Stock acquired by the exercise of an Option, then the date upon which the Corporation shall issue or cause to be issued the certificate or certificates for the shares of Common Stock shall be postponed for a reasonable period to permit compliance with such requirements of law or regulation. Further, if requested by the Corporation, at or before the time of the issuance of the shares with respect to which exercise of an Option has been made, the exercising Optionee shall deliver to the Corporation his or her written statement, reasonably satisfactory in form and content to the Corporation, that he or she intends to hold the shares so acquired by him or her on exercise of his or her Option for investment and not with a view to resale or other distribution thereof to the public in violation of the Securities Act of 1933, as amended. Moreover, in the event that the Corporation shall determine that, in compliance with such Act or other applicable statutes or regulations, it is necessary to register any of the shares of Common Stock with respect to which an exercise of an Option has been made, or to qualify any such shares for exemption from any of the requirements of such Act or any other applicable statute or regulation, no Options may be exercised and no shares shall be issued to the exercising Optionee for a reasonable period to permit the completion of such required action. An Optionee shall acquire none of the rights of a shareholder of the Corporation under this Plan unless and until a certificate or certificates for shares are issued to him or her upon the exercise of Options.

      14....Adjustments.  In the event of the  declaration of any stock dividend on the Common Stock or in the event of any reorganization, merger, consolidation, recapitalization, stock-split, combination or exchange of shares of Common Stock or like adjustment, the number of shares of Common Stock and the class of shares of Common Stock available pursuant to this Plan and the number and class of shares of Common Stock subject to any Option granted pursuant to this Plan, and the Option exercise prices, shall be adjusted by appropriate changes in this Plan and in any Options outstanding pursuant to this Plan. New stock options may be issued or assumed in a transaction to which Section 424(a) of the Code applies. Any such adjustment to the Plan or to Options or Option exercise prices shall be made by action of the Board of Directors or the Committee, as the case may be, whose determination shall be conclusive; provided, however, that if such Option is an ISO, then such Option granted pursuant to this Plan shall be so adjusted as to continue to qualify as an incentive stock option within the meaning of Section 422 of the Code.

      15....Amendment  or Discontinuance of the Plan. The Committee may, insofar as permitted by law, amend, suspend, or discontinue this Plan at any time without restriction; provided, however, that the Committee may not alter or amend or discontinue or revoke or otherwise impair (or change any terms or provisions which would otherwise have been applicable to) any outstanding Options which have been granted pursuant to this Plan and which remain unexercised, except in the event of a merger, reorganization, or other adjustment referred to in Section 14 above, or except in the event that there is secured the written consent of the holder of the outstanding Option proposed to be so altered or amended and, without approval of the shareholders, the Committee may not amend, alter or revise the Plan to increase the number of shares subject to the Plan.

      16....Governing  Law. The provisions of this Plan shall be governed by the internal laws of the State of Connecticut, without giving effect to principles governing conflicts of law.